                                                                  Exhibit (c)(2)

                         FIRST MANITOWOC BANCORP, INC.

                            Fair Value - Common Stock




                               As of May 5, 2005










                                  Prepared for

                          First Manitowoc Bancorp, Inc.
                              Manitowoc, Wisconsin










                                            [AMERICAN APPRAISAL ASSOCIATES LOGO]

AMERICAN APPRAISAL ASSOCIATES                                           CONTENTS
================================================================================


                                    CONTENTS
                                                                            Page
APPRAISAL SUMMARY LETTER                                                       1
INTRODUCTION                                                                   5
HISTORY AND NATURE OF THE BUSINESS                                             7
ECONOMIC CONDITIONS AND OUTLOOK                                                8
  Gross Domestic Product                                                       8
  Unemployment                                                                10
  Inflation and Interest Rates                                                10
  Consumer and Producer Price Indices                                         11
  Housing Starts                                                              13
  The Stock Market                                                            14
  Summary                                                                     16
INDUSTRY CONDITIONS                                                           18
  Commercial Banking                                                          18
  Retail Banking                                                              20
VALUATION INTRODUCTION                                                        23
INCOME APPROACH                                                               24
MARKET APPROACH                                                               28
  Guideline Company Method                                                    28
  Guideline Transaction Method                                                30
CORRELATION AND CONCLUSION                                                    33
EXHIBITS
 A -  Valuation Summary
 B -  Projected Financial Statements
 C -  First Manitowoc Bancorp, Inc., Ratios
 D -  Cost of Equity
 E -  Cash Flow Statement
 F -  Guideline Company Method
 G -  Guideline Transaction Method
 H -  Historical Financial Statements
 I -  Assumptions and Limiting Conditions
 J -  Certificate of Appraiser

                   [AMERICAN APPRAISAL ASSOCIATES LETTERHEAD]




                                                                     May 5, 2005



First Manitowoc Bancorp, Inc.
Manitowoc, Wisconsin

In accordance with your authorization, we have performed a valuation of 100% of the common stock of First Manitowoc Bancorp, Inc. ("FMBI" or "the Company"), on a marketable, controlling basis, in connection with FMBI's potential merger ("Merger") into a subsidiary ("Subsidiary").

This report has been revised due to an update of the valuation date. The date of the original analysis was February 14, 2005. For this revised analysis, the valuation date is May 5, 2005.

This report is intended to comply with the purpose and reporting requirements set forth by the Uniform Standards of Professional Appraisal Practice ("USPAP") for a summary appraisal report. As such, it presents only summary discussions of the data, reasoning, and analyses that were used in the appraisal process to develop the opinion of value of American Appraisal Associates, Inc. Supporting documentation concerning these matters has been retained in our work papers. The depth of discussion contained in this report is specific to your needs as the client and for the intended use stated. American Appraisal Associates, Inc., is not responsible for the unauthorized use of this report.


This valuation is intended to express an opinion as of May 5, 2005 ("the valuation date"), of the per-share fair value of 100% of FMBI's common stock on a marketable, controlling basis for regulatory and financial planning purposes and in connection with the Merger. As a consequence of the Merger, the Subsidiary will issue its shares in exchange for those of FMBI and also acquire, for cash, a sufficient number of shares to reduce the total number of Subsidiary shareholders to below the reporting threshold established under the 1934 Securities Exchange Act. It is entirely inappropriate to use this report for any purpose other than the one stated herein.


As used herein, the term fair value is defined as the estimated amount at which an asset (or liability) could be bought (or incurred) or sold (or settled) in a current transaction between willing parties, that is, other than in a forced or liquidation sale.

AMERICAN APPRAISAL ASSOCIATES                   APPRAISAL SUMMARY LETTER  PAGE 2
================================================================================

Our report consists of


        This letter, identifying the interest valued, describing the nature and extent of the valuation as well as the valuation methodology and procedures used, and presenting the conclusion of value

        A narrative report, setting forth the purpose and scope of the valuation, the history and nature of the business, relevant economic and industry conditions, a presentation of the valuation techniques employed, and the conclusion of value

        Exhibits, comprising
          Exhibit   A    -     Valuation Summary
                    B    -     Projected Financial Statements
                    C    -     First Manitowoc Bancorp, Inc., Ratios
                    D    -     Cost of Equity
                    E    -     Cash Flow Statement
                    F    -     Guideline Company Method
                    G    -     Guideline Transaction Method
                    H    -     Historical Financial Statements
                    I    -     Assumptions and Limiting Conditions
                    J    -     Certificate of Appraiser

For the purpose of this appraisal, we were furnished with audited and unaudited financial statements and other records, documents, and forecasts. We reviewed these materials with Company representatives and accepted them without further verification as correctly representing the results of operations and the financial condition of the enterprise. In addition, a study of market conditions and an analysis of published information concerning the economy and the industry were used to evaluate the Company's past performance and to assess its ability and capacity to generate future investment returns.

AMERICAN APPRAISAL ASSOCIATES                   APPRAISAL SUMMARY LETTER  PAGE 3
================================================================================

As a basis for rendering our estimate of the fair value of 100% of the common stock of FMBI, we reviewed and considered the following:


        FMBI's management, the nature of its business, and factors affecting its business

        Balance sheets, income statements, statements of cash flow, and operating financial projections

        Economic and operating outlook for FMBI at the valuation date

        Companies whose stocks are publicly traded in the same or similar lines of business as that of FMBI and considering such publicly traded companies for comparative purposes

        Recent sales of FMBI's stock and the size block of stock to be valued

        Transaction prices paid in mergers and acquisitions for similar public and private companies

In completing the valuation of 100% of the common stock of FMBI, we considered the three traditional approaches to value (cost, market, and income) and applied the most appropriate methods.


Based on the investigation described, it is our opinion that, as of May 5, 2005, the fair value of 100% of the common stock of First Manitowoc Bancorp, Inc., on a marketable, controlling basis is reasonably represented in the amount of NINETEEN DOLLARS AND FIFTY FOUR CENTS ($19.54) per share. The valuation is summarized in Exhibit A.

AMERICAN APPRAISAL ASSOCIATES                   APPRAISAL SUMMARY LETTER  PAGE 4
================================================================================

We have not investigated the title to or any liabilities against the equity appraised.


                                   Respectfully submitted,
                                   AMERICAN APPRAISAL ASSOCIATES, INC.


                                   /s/Kimberly M. Russell
May 5, 2005                        Kimberly M. Russell
058604                             Managing Principal, Financial Valuation Group



Investigation and Report by
Alla Royfman
Ted Livingston

AMERICAN APPRAISAL ASSOCIATES                               INTRODUCTION  PAGE 5
================================================================================

                                  INTRODUCTION

American Appraisal Associates, Inc. ("AAA"), has performed a valuation of 100% of the common stock of First Manitowoc Bancorp, Inc. ("FMBI" or "the Company"), on a marketable, controlling basis, in connection with FMBI's potential merger ("Merger") into a subsidiary ("Subsidiary").


This valuation is intended to express an opinion as of May 5, 2005 ("the valuation date"), of the per-share fair value of 100% of FMBI's common stock on a marketable, controlling basis for regulatory and financial planning purposes and in connection with the Merger. As a consequence of the Merger, the Subsidiary will issue its shares in exchange for those of FMBI and also acquire, for cash, a sufficient number of shares to reduce the total number of Subsidiary shareholders to below the reporting threshold established under the 1934 Securities Exchange Act. It is entirely inappropriate to use this report for any purpose other than the one stated herein.


As used herein, the term fair value is defined as the estimated amount at which an asset (or liability) could be bought (or incurred) or sold (or settled) in a current transaction between willing parties, that is, other than in a forced or liquidation sale.

For the purpose of this appraisal, AAA was furnished with audited and unaudited financial statements and other records, documents, and forecasts. AAA reviewed these materials with Company representatives and accepted them without further verification as correctly representing the results of operations and the financial condition of the enterprise. In addition, a study of market conditions and an analysis of published information concerning the economy and the industry were used to evaluate the Company's past performance and to assess its ability and capacity to generate future investment returns.

As a basis for rendering an estimate of the fair value of 100% of the common stock of FMBI, AAA reviewed and considered the following:


FMBI's management, the nature of its business, and factors affecting its business

Balance sheets, income statements, statements of cash flow, and operating financial projections

AMERICAN APPRAISAL ASSOCIATES                               INTRODUCTION  PAGE 6
================================================================================

        Economic and operating outlook for FMBI at the valuation date

        Companies whose stocks are publicly traded in the same or similar lines of business as that of FMBI and considering such publicly traded companies for comparative purposes

        Recent sales of FMBI's stock and the size block of stock to be valued

        Transaction prices paid in mergers and acquisitions for similar public and private companies

AMERICAN APPRAISAL ASSOCIATES         HISTORY AND NATURE OF THE BUSINESS  PAGE 7
================================================================================

                       HISTORY AND NATURE OF THE BUSINESS

FMBI is a Wisconsin corporation and registered bank holding company. FMBI engages in its business through its sole subsidiary, First National Bank in Manitowoc ("the Bank"), a national banking association. The Bank provides consumer and commercial banking services to clients in northeastern Wisconsin. As of December 31, 2004, FMBI had assets of approximately $622.2 million, net loans of approximately $382.7 million, and deposits of $445.8 million. Commercial loans account for approximately 29.4% of gross loans with consumers contributing the remainder to the gross loan portfolio. The Bank has a wholly owned investment subsidiary, FNBM Investment Corp., and a wholly owned insurance subsidiary, Insurance Center of Manitowoc, Inc. ("the Insurance Center"). The Insurance Center operates as Gary Vincent and Associates from an office in Green Bay, Wisconsin. The Insurance Center is an independent agency offering commercial, personal, life, and health insurance. The Bank owns 49.8% of the outstanding common stock of United Financial Services, Inc. ("UFS"). UFS provides data processing services to its owners, Baylake Bank of Sturgeon Bay and the Bank, in addition to 52 other banks located in Wisconsin.

FMBI's and the Bank's main office is located at 402 North Eighth Street, Manitowoc, Manitowoc County, Wisconsin. The Bank has 13 full-service branch offices located in Francis Creek, St. Nazianz, Two Rivers, Mishicot, Manitowoc, Kiel, Newton, New Holstein, Plymouth, Bellevue, and Ashwaubenon, Wisconsin.

AMERICAN APPRAISAL ASSOCIATES            ECONOMIC CONDITIONS AND OUTLOOK  PAGE 8
================================================================================

                         ECONOMIC CONDITIONS AND OUTLOOK


A valuation of a business or business interest must consider current and prospective economic conditions, in both the national economy and the industry or industries with which the corporation is allied. The major variables reviewed in order to evaluate the overall state of the national economy include, among others, the current level of and changes in the real gross domestic product ("GDP"), interest rates, and the inflation rate. An overview of the national economy for the last several years, as well as a consideration of forecasted data, is used to develop this outlook.


                             Gross Domestic Product

GDP measures the value of all final goods and services produced in the United States. Two measures of GDP are currently quoted - nominal GDP and real GDP. Because of inflationary pressures, nominal GDP will tend to increase over time, thus preventing analysts from obtaining an accurate picture of the overall economy. As a result, a more accurate measure of economic growth is obtained using real GDP. Real GDP removes the effects of inflation from nominal GDP, thereby increasing comparability and consistency.


The U.S. economy has regained its strength since the considerable slowdown attributed to the events of September 11, 2001. Continued year-over-year growth is indicative of a recovering economy. Actual or estimated real GDP and annual changes in GDP from 1999 to 2009 (projected) are as follows (in 2000 chained dollars):

AMERICAN APPRAISAL ASSOCIATES            ECONOMIC CONDITIONS AND OUTLOOK  PAGE 9
================================================================================


================================================================================
       Year                   Real GDP              Annual Change (%)
                             ($Billions)
================================================================================
      2000                         9,817                  3.7
--------------------------------------------------------------------------------
      2001                         9,891                  0.8
--------------------------------------------------------------------------------
      2002                        10,075                  1.9
--------------------------------------------------------------------------------
      2003                        10,381                  3.0
--------------------------------------------------------------------------------
      2004*                       10,837                  4.4
--------------------------------------------------------------------------------
      2005*                       11,218                  3.5
--------------------------------------------------------------------------------
      2006*                       11,589                  3.3
--------------------------------------------------------------------------------
      2007*                       11,983                  3.4
--------------------------------------------------------------------------------
      2008*                       12,390                  3.4
--------------------------------------------------------------------------------
      2009*                       12,824                  3.5
================================================================================
*Estimated
Source: "Quarterly Economic Review,"
        The Value Line Investment Survey,
        February 25, 2005
================================================================================


After experiencing healthy growth of approximately 4.0% per year since 1997, the U.S. economy grew only 0.8% in 2001, due to the events of September 11. Real GDP improved with increases of 1.9% in 2002 and 3.0% in 2003. For 2004, Value Line estimated a 4.4% increase. Value Line's economic outlook as of fourth quarter 2004 is more optimistic than that of the previous quarter. According to Value Line,


        The rate of job growth has picked up, while the stock market has rebounded from its earlier selloff. .. . The federal budget deficit has yet to narrow; the costs of the war in Iraq are rising rapidly.. .. The international trade gap is near a record high. ... Oil prices have declined somewhat over the past several weeks, but remain uncomfortably high. . . . Economic expansion is likely to be underpinned by increasing nonfarm payrolls, higher levels of capital spending, and further resilience on the housing and consumer spending fronts. . . . Growth is likely to be held in check by high oil prices, increasing interest rates, and reduced fiscal stimulus on the part of the U.S. government.

AMERICAN APPRAISAL ASSOCIATES           ECONOMIC CONDITIONS AND OUTLOOK  PAGE 10
================================================================================


                                  Unemployment


After having decreased from 4.2% in 1999 to 4.0% in 2000, the national unemployment rate rose to 4.8% in 2001, 5.8% in 2002, and 6.0% in 2003. Value Line projects unemployment will decline slightly over the next year as the economy begins to improve. The national unemployment rate is expected to decrease from its peak of 6.0% in 2003 to 5.5% in 2004, continue to decline to 5.2% in 2005, grow to 5.5% in 2007, and then grow slightly to 5.3% for 2008, 2009, and beyond. Historical and forecasted unemployment rates are as follows:



                Unemployment
Year                Rate
----            ------------
                     (%)
2000                 4.0
2001                 4.8
2002                 5.8
2003                 6.0
2004*                5.5
2005*                5.2
2006*                5.2
2007*                5.2
2008*                5.3
2009*                5.3



*Estimated
Source: "Quarterly Economic Review,"
        The Value Line Investment Survey,
        February 25, 2005


                          INFLATION AND INTEREST RATES


On February 2, 2005, the Federal Reserve Board voted to raise the federal funds rate from 2.25% to 2.50%. This was the fifth increase in that key short-term lending rate since June 30, 2004. In raising interest rates frequently and modestly, the Federal Reserve Board is maintaining its objective of boosting rates in a measured way so as not to materially alter the pace of lengthening economic expansion. According to Value Line, the Federal Reserve Board is now more than half way through a tightening cycle that could bring the federal funds rate up to 3.50%, or slightly higher, by the latter part of 2005 or early in 2006. The primary lending rate as of February 28, 2005, stands at

AMERICAN APPRAISAL ASSOCIATES           ECONOMIC CONDITIONS AND OUTLOOK  PAGE 11
================================================================================


5.50%. Annual changes in the long-term interest rates as represented by 30-year U.S. Treasury bond rates for 2000 through 2009 (projected), are as follows:



                 Long-Term
Year           Interest Rate
----           -------------
                      (%)
2000                  5.9
2001                  5.5
2002                  5.4
2003                  5.0
2004*                 5.1
2005*                 5.1
2006*                 5.7
2007*                 6.0
2008*                 6.1
2009*                 6.3



* Estimated
Source: "Quarterly Economic Review,"
        The Value Line Investment Survey,
        February 25, 2005



If the economy continues to improve, the Federal Reserve Board likely will increase interest rates to prevent inflation. Value Line states the following in "Selection & Opinion," The Value Line Investment Survey, January 14, 2005:



        Assuming that the economy continues to expand at a sustained 3%-4% rate in 2005 and inflation, which Federal Reserve officials now express some wariness about, stays subdued, the Fed probably can stick to its stated intent of tightening monetary policy at a measured pace. Should the rate of inflation pick up appreciably, the Fed might adopt a more aggressive approach that could end the business upturn prematurely.

                       CONSUMER AND PRODUCER PRICE INDICES


Compiled monthly by the Bureau of Labor Statistics ("BLS"), a division of the U.S. Department of Labor, the Consumer Price Index ("CPI") tracks retail price inflation (or deflation) for products sold to consumers. The rate of price inflation in the general economy directly influences pricing trends in the consumer goods market.

AMERICAN APPRAISAL ASSOCIATES           ECONOMIC CONDITIONS AND OUTLOOK  PAGE 12
================================================================================


Also compiled monthly by the BLS, the Producer Price Index ("PPI") tracks price inflation (or deflation) for the raw materials used by the U.S. manufacturing sector (excluding excise taxes). It is helpful in accessing the cost pressures faced by manufacturers of consumer goods. A rise in the PPI can signal cost pressures that may hurt potential profit margins since many firms cannot alter their selling prices quickly enough, if at all, to offset such pressures. This inflexibility may be caused by a high level of price competition or by contractual commitments with retailers.


Annual changes in the Consumer Price Index and the Producer Price Index for finished goods for 1999 through 2008 (projected) are as follows:



                                                Annual Change
=======================================================================================
       Year                       Consumer Price                  Producer Price Index:
                                       Index                         Finished Goods
                                        (%)                                (%)
=======================================================================================
      2000                              3.4                                3.7
---------------------------------------------------------------------------------------
      2001                              2.8                                2.0
---------------------------------------------------------------------------------------
      2002                              1.6                               -1.3
---------------------------------------------------------------------------------------
      2003                              2.3                                3.2
---------------------------------------------------------------------------------------
      2004*                             2.7                                3.6
---------------------------------------------------------------------------------------
      2005*                             2.3                                2.0
---------------------------------------------------------------------------------------
      2006*                             2.4                                1.7
---------------------------------------------------------------------------------------
      2007*                             2.4                                1.5
---------------------------------------------------------------------------------------
      2008*                             2.5                                1.6
---------------------------------------------------------------------------------------
      2009*                             2.5                                1.8
=======================================================================================
*Estimated
Source: "Quarterly Economic Review," The Value Line
Investment Survey, February 25, 2005
=======================================================================================



According to the February 23, 2005, Wachovia Economics Group article "Consumer Prices Index: Fed Likely to Stay the Course,"



        The consumer price index - the key measure of inflation in the economy - rose by 0.1 percent [in January] across all categories. The year-over-year rate fell from 3.3 percent to 3.0 percent. . . . With
        "core" CPI [which
        excludes energy and food prices] up 2.3 percent year-over-year, the Fed is not likely to ease up on its rate hikes, but it is not likely to deviate from its measure pace on the upside either. . . . On the whole, these rates are indicative of persistent inflationary pressure in the U.S. economy, but are not signs of alarmingly high rates of inflation.



AMERICAN APPRAISAL ASSOCIATES           ECONOMIC CONDITIONS AND OUTLOOK  PAGE 13
================================================================================


According to the February 18, 2005, Wachovia Economics Group article "Producer
Prices: Core Prices Surged in January,"



     The producer price index manifested increases in January. Total producer prices at the finished goods level increased by 0.3 percent month-over-month in January, while the core producer price index (PPI) showed a sizably larger increase of 0.8 percent... Year-over-year producer prices rose 4.2 percent (versus 4.1 percent in December), while core prices increased by 2.7 percent (versus 2.2 percent in December). On the whole, this core increase was one of the more sizable in the past few years... The decline in some energy prices in January - engendered by weaker than normal seasonal demand - actually pulled the index down.



The following is an excerpt from RBC Financial Group, Financial Markets Monthly, December 2004:



     Compared to other large commodity-led price shocks, the sharp rise in commodity prices that began in 2002 appears to be right in line with the largest one in recent history - the 1978 energy-led price shock. The similarities in the economic environment in 1978 and today are telling. Back then, real short-term interest rates were negative and the economy was in a state of excess supply just as it is today.



     One clear difference, however, is that inflation expectation are much lower today, preventing the price shock from propagating throughout all sectors of the economy.


                                 HOUSING STARTS



Housing starts have followed the trend of interest rates conversely. When interest rates declined after September 11, 2001, housing starts rose as consumers took advantage of low mortgage rates. If the current trend of rising interest rates continues, housing starts may level off, then decline, as low mortgage rate financing will not be available. The changes in housing starts for 2000 through 2009 (projected) are as follows:

AMERICAN APPRAISAL ASSOCIATES           ECONOMIC CONDITIONS AND OUTLOOK  PAGE 14
================================================================================


                   Year                                 Housing Starts
                   ----                                 --------------
                                                      (Millions of Units)
                   2000                                      1.57
                   2001                                      1.60
                   2002                                      1.71
                   2003                                      1.85
                   2004*                                     1.95
                   2005*                                     1.88
                   2006*                                     1.75
                   2007*                                     1.73
                   2008*                                     1.72
                   2009*                                     1.70
                   *Estimated
                   Source: "Quarterly Economic Review,"
                           The Value Line Investment Survey,
                           February 25, 2005



According to Wachovia Economic Group's February 16, 2005, article, "January Housing Starts: Jump-Starting 2005,"

         Both building permits and starts jumped to historic highs in January. These sizable increases should prove supportive of a strong housing market throughout the first quarter. Only a sharp jump in interest rates could slow the housing sector... Housing starts rose in January to a historic high of 2,159,000 units... This figure not only beat consensus estimates, but was higher than every estimate... December starts were also revised up from a SAAR [seasonally adjusted annual rate] of 2,004,000 to 2,063,000 units... The number of starts this January were 11.6 percent higher than last January.



THE STOCK MARKET

The following is according to "The 2005 Stock Market: A Forecast," The Value Line Investment Survey, December 31, 2004:


         In some respects, the 2004 market performance was in keeping with an economy that showed little notable strength or any large-scale weakness, but rather muddled along for much of the year at modest rates of growth. The same could be said for inflation, which stayed muted, save for oil, which rose sharply. Interest

AMERICAN APPRAISAL ASSOCIATES           ECONOMIC CONDITIONS AND OUTLOOK  PAGE 15
================================================================================

        rates, too, remained low, although the Federal Reserve did adopt a tighter monetary stance, albeit a measured one so far. The one area that did turn heads was corporate earnings, which showed the eyecatching gains that so typified the late 1990s.

        Meanwhile, for 2005, we expect the Dow's earnings to rise about 10%, dividends to increase almost 6%, and for interest rates, as represented by AAA corporate bonds, to rise slightly. That would be a positive investment scenario in periods of low inflation and reasonable P/E ratios, such as we have now. Indeed, the net effect of these projections is to generate an average price for the Dow of 11,000 in 2005. On the basis of an 11,000 average price, the Dow Industrials would be selling at about 16 times our projected net of $692. Such a P/E is not symptomatic of an undervalued market, nor is it an example of a frothy market, especially considering the low inflation environment now prevalent.

"The 2004 Stock Market in Review," published January 14, 2005, in The Value Line Investment Survey, includes the following projection:

        The investment backdrop looks quite promising as we enter 2005, largely because the principal trends on the domestic side continue to be highly supportive, with GDP growth, inflation, and interest rates at modest enough levels to not threaten the viability of the maturing business and profit up cycle. Developments on the overseas front are less well defined, although it is our sense that this cloud will not lift for some time. In fact, bull markets will come and bull markets will go before things will calm down materially on a global basis. Overall, we expect the stock market, backed by the favorable trends at home and by reasonable valuations, for the most part, to turn in positive returns for at least the first six months of this year.


The historical results of the Dow Jones Industrial Average and the NASDAQ Composite as of December 31, 1998 through 2004, and February 28, 2005, are as follows:

AMERICAN APPRAISAL ASSOCIATES           ECONOMIC CONDITIONS AND OUTLOOK  PAGE 16
================================================================================


=================================================================================
      Year Ended                        Dow Jones                        NASDAQ
      December 31,                   Industrial Average                 Composite
=================================================================================
        1998                               9,181                          2,193
--------------------------------------------------------------------------------
        1999                               11,497                         4,069
--------------------------------------------------------------------------------
        2000                               10,787                         2,471
--------------------------------------------------------------------------------
        2001                               10,022                         1,950
--------------------------------------------------------------------------------
        2002                               8,432                          1,336
--------------------------------------------------------------------------------
        2003                               10,454                         2,003
--------------------------------------------------------------------------------
        2004                               10,783                         2,175
--------------------------------------------------------------------------------
        2005*                              10,766                         2,052
=================================================================================
*As of February 28, 2005
Source: Yahoo! Finance, February 28, 2005
=================================================================================


                                    SUMMARY



Value Line states the following in "Selection & Opinion," The Value Line Investment Survey, February 25, 2005:

         The economy continues to grow at a steady pace as 2005 unfolds. The solid, but unspectacular, 3%-4% rate of gross domestic product growth in place for much of 2004, seems to still be the rule as we approach the latter stages of the first quarter of 2005. Underpinning this sustained pace of growth is a strong housing market (in which homebuilding activity and spending on new homes and resales remain at near-cyclical peak levels), fairly healthy levels of retail spending, further growth in manufacturing, and steady gains in nonmanufacturing, or service sector activity. Such strength suggests that the economy, which grew by 3.3%, 4.0%, and 3.1% in the second, third, and fourth quarters of 2004, respectively, will expand by about 3.5% during the three months ending on March 31, 2005.

         We believe the business expansion will continue along these lines for the balance of 2005 and into 2006. In addition to the favorable trends cited above, the economy should also be helped by a steadier recovery in employment, by the further growth in personal income, by some additional increases in U.S. export volume, and by ever-strengthening levels of capital spending.

AMERICAN APPRAISAL ASSOCIATES                      INDUSTRY CONDITIONS   PAGE 17
================================================================================

                               INDUSTRY CONDITIONS

The following analysis is based on Standard & Poor's industry survey published August 19, 2004, titled Banking and two Freedonia reports published October 31, 2004, titled Commercial Banking in the United States and Retail Banking Services in the United States.

Banking industry participants generally fall into two main categories: money centers and regional banks. Located in major financial centers, money centers are typically involved in international lending and foreign currency operations. Regional banks, on the other hand, focus their deposit and lending activities in a few states or regions. Regardless of classification, bank income is drawn from its loans (commercial, consumer, and real estate) and securities (investment and trading account), which compose its assets. Liabilities to finance these assets come from customer deposits (both interest-bearing and non-interest-bearing), generally making up 70% of liabilities, and other debt incurred. The interest income received from assets less the interest paid out to depositors is known as net interest margin. Managing the net interest margin and the average maturity of the pool of liabilities and assets is critical in the management of a bank's risk profile.

Aside from interest rate risk and various regulatory hurdles, banks face considerable competitive pressures from industry peers. Competition is primarily based on several factors, including customer services, interest rates on loans and deposits, lending limits, and customer convenience. Competitiveness is the key driver for the consolidation that characterizes the industry. While it has slowed from its pace in the late 1990s, the consolidation trend continues, as it allows banks to combine back-office operations; improve efficiency; diversify and grow asset portfolios to increase credit ratings; and further diversify their products and geographic area of influence. While strategies differ for each merger, the desired result is an increase in market share.

                               COMMERCIAL BANKING


In the first three months of 2004, profits for reporting commercial banks increased 9% from the year-earlier period to $27.3 billion, a record high for any three-month period. Net interest income increased 1.5% year to year, while the net interest margin was down to 3.78% from 3.88%, due to an increased overall loan volume of 8.4% year over year. Additionally, the record-low short-term rates in deposit accounts and the marginal

AMERICAN APPRAISAL ASSOCIATES                      INDUSTRY CONDITIONS   PAGE 18
================================================================================

improvement in the stock market helped boost earnings. Going forward, the anticipated growth in GDP is expected to further increase loan volume as the commercial sector takes up some of the business previously held by its consumer counterparts. The yield curve is expected to remain steep. Growth in the net interest margin, coupled with the forecasted improvement in the stock market, is expected to continue.

The U.S. commercial banking market is forecast to grow about 10.3% between 2004 and 2008 from $6,592 billion in 2004 to $7,269 billion in 2008. Over the short term, the commercial banking market is expected to grow 2.1% from $6,592 billion in 2004 to $6,744 billion in 2005. Forecast commercial banking market size for 2003 through 2008 is presented below:



Year               Market Size
----               -----------
                   ($Billions)
2003                 6,456.4
2004                 6,592.0
2005                 6,743.6
2006                 6,912.2
2007                 7,085.0
2008                 7,269.2

                               Source: Euromonitor

Factors such as the liquidity of the global financial markets, the level and volatility of equity prices, interest rates, and investor sentiment can affect the performance of companies in the commercial banking market. Between 2004 and 2008, higher interest rates are expected, which will affect the willingness of financial investors to participate in loan syndications or underwriting.

Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress. Companies are expected to incur greater costs in compliance with more stringent laws and regulations.

The commercial banking market is highly competitive. Increased competition is expected over the forecast period as technological advances and the growth of e-commerce have made it possible for nondepository institutions to offer financial products and services. In addition, cross-industry competition is expected to intensify as continued merger activity in the commercial banking market produces larger and better capitalized companies that

AMERICAN APPRAISAL ASSOCIATES                      INDUSTRY CONDITIONS   PAGE 19
================================================================================

are capable of offering a wider array of financial products and services at more competitive prices.

                                 RETAIL BANKING


The retail banking services market remains fragmented, with many small regional players. The five largest companies accounted for only 35.4% of the total market value in 2003. Acquisitions and mergers characterized the market over the past several years; companies sought to strengthen core competencies and delve into new geographic markets via consolidation. The retail banking services market has many barriers to entry, including a minimum capital requirement, heavy regulations and laws governing the market, and consumers' lack of confidence in new financial companies.

Between 1999 and 2003, many banks increased maintenance fees for consumer accounts in order to boost profitability of small savings and checking accounts. As customers tend to be loyal and not change banks very often, banks can confidently raise fees. There is very little credit risk associated with retail banking customers relative to the risk inherent in corporate and investment banking. Risks associated with retail banking, such as credit card defaults, have been falling in recent years. Traditional branch network services have been increasingly replaced with mini branches in retail locations and greater use of telephone and Internet banking services in an attempt to reduce operating costs. Retail banks compete for clients and attempt to differentiate themselves by the range of products and services offered and geographical areas served.

The retail banking services market is expected to grow approximately 11.8% from $1,286 million in 2003 to $1,438 million in 2008. The industry is expected to increase deposit and other fees during the same period. Charge-offs and delinquencies improved in recent years and should continue improve. According to industry sources, the number of households banking on-line is expected to grow from 27% in 2003 to 35% in 2006. More than 28 million American households banked on-line in 2003.


Forecast retail banking market size from 2003 to 2008 is presented as follows:

AMERICAN APPRAISAL ASSOCIATES                       INDUSTRY CONDITIONS  PAGE 20
================================================================================

    Year          Market Size
    ----          -----------
                  ($Billions)
    2003             1,244.5
    2004             1,286.0
    2005             1,324.0
    2006             1,362.0
    2007             1,400.0
    2008             1,428.1
                               Source: Euromonitor


The Gramm Leach Bliley Act allowed different kinds of financial services, like banking, securities, and insurance, to be offered under the same corporate name, enabling companies to provide a broader range of services and one-stop shopping for consumers. Technology advances and the growth of e-commerce have changed the way banking companies operate. Electronic and Internet-based financial services are increasing in popularity. Cross-industry mergers are expected as companies attempt to become larger and better capitalized to offer a wider array of financial products.

Real estate loans are expected to remain the largest sector in the retail banking services market, with expected growth of 14.5% from $818.7 billion in 2004 to $937.3 billion in 2008, accounting for 65.2% of the total market value. Securities are expected to be the second largest sector in the retail banking services market, accounting for 20.7% of the total market value in 2008. "Other," which excludes real estate loans and individual loans, is expected to be the fastest growing sector in the retail banking services market, with expected growth of 10% from $116.5 billion in 2004 to $129.7 billion in 2008.


Forecast market sector seize for 2004 and 2008 is presented below:

=============================================================================
       Market Sector                           2004         2008
                                           ($Billions)   ($Billions)
=============================================================================
Real Estate Loans                              818.7        937.3
-----------------------------------------------------------------------------
Securities                                     289.4        298.2
-----------------------------------------------------------------------------
Other                                          116.5        129.7
-----------------------------------------------------------------------------
Individual Loans                                57.2         68.7
-----------------------------------------------------------------------------
Other Loans                                      4.2          4.2
=============================================================================
Source: Euromonitor
=============================================================================

AMERICAN APPRAISAL ASSOCIATES                      INDUSTRY CONDITIONS   PAGE 21
================================================================================

The number of automated teller machines ("ATMs") forecast to grow from over 1,100,000 in 2003 to more than 1,500,000 in 2008. Although growth is expected to slow, the number of replacement machines should rise as older machines become outdated and technology continues to improve.

AMERICAN APPRAISAL ASSOCIATES                   VALUATION INTRODUCTION   PAGE 22
================================================================================

                             VALUATION INTRODUCTION

The methods used in estimating the fair value of the Company's equity included consideration of the three traditional approaches to value - cost, income, and market.

The cost approach, as applied in the valuation of an equity interest, establishes value based on the aggregate value of its underlying assets, both tangible and intangible, less liabilities. For this valuation, the cost approach was considered but not employed because it does not adequately capture the income-generating ability of the Company on a going concern basis.

In the income approach, value is dependent on the present value of future economic benefits to be derived from ownership of an equity interest. Central to this method is an analysis of the earnings potential represented by the appraised company and of the underlying risks associated with obtaining those earnings. Value indications are developed by discounting future net cash flows available for distribution to their present value at market-based rates of return. The income approach was used in this analysis.

The market approach compares the subject company with guideline publicly traded companies (the guideline company method) or with transactions that involve sales of whole companies with similar operations (the guideline transaction method). In applying these methods, valuation multiples are derived from historical operating data of selected guideline companies or the targets of selected transactions, then evaluated and adjusted, if necessary, based on the strengths and weaknesses of the subject company relative to the derived market data. These multiples are then applied to the appropriate historical and/or projected operating data of the subject company to arrive at an indication of fair value. The guideline company method and the guideline transaction method were both employed in this analysis.

AMERICAN APPRAISAL ASSOCIATES                          INCOME APPROACH   PAGE 23
================================================================================

                                 INCOME APPROACH

The most commonly used method of valuing a business under the income approach is the discounted cash flow ("DCF") method.

The DCF method is based on the present value of two components: forecasted cash flows and a residual value. In determining forecasted cash flows, future revenue, operating expenses, and required regulatory capital adequacy reserves are estimated based on historical operating and financial performance, company and industry factors, and regulatory pronouncements.


Cash flow is calculated as follows:


                        Net Income
                        Less Increase in Required Equity
                        Equals Cash Flow

The residual value represents the present value of cash flows received subsequent to the explicit forecast period. The annual net cash flow and the residual value (value at the end of the estimation period) are then discounted to derive their net present value using a risk-adjusted discount rate.

In applying the above methodology, AAA analyzed the following sources of information: (i) Company historical financial data, (ii) FMBI management's projected financial results for the Company, (iii) published market data and other available public information relating to the Company and industry, and
(iv) discussions with FMBI management.

Management provided FMBI's 2005 consolidated projections, as shown in Exhibit B. The projected deposits are assumed to grow at 6.3%, while gross loans are expected to grow 7.0% annually. Total assets are expected to increase from $622 million in 2004 to $665 million in 2005. Over the projected period, loan loss reserves are expected to remain unchanged from the five-year historical average of 1.0%. Tangible equity to tangible assets is expected to be maintained at an average of 9.5% for the projected period with any excess equity assumed to be paid out. Interest on loans is expected to increase from $22 million in 2004 to $25 million in 2005. Net interest margin is forecast

AMERICAN APPRAISAL ASSOCIATES                          INCOME APPROACH   PAGE 24
================================================================================

to average 3.7% for the projected period, compared to the five-year historical average of 3.6%.

Another performance metric used is the efficiency ratio, defined herein as noninterest expenses divided by total revenue less interest expense. The efficiency ratio for FMBI is projected to improve from a historical average of 58.5% to a projected average of 55.5%. Further information on FMBI's historical financial trends is provided in Exhibit C.

Reserve for loan losses was estimated using a percent of gross loans averaging 1.0%. Cash, interest-bearing liabilities, and other nonearning items were estimated as a percent of assets. Interest income on loans and interest-bearing investments and interest expense on interest-bearing debt were estimated using a historical average spread over the rate paid on deposits and management's future rate estimates. The provision for loan loss of $900,000 in 2005 was estimated using the reserve for loan losses and an annual net charge-off of 0.16%. Income taxes were estimated using an average effective federal and state tax rate of 23.8%. The tax rate was reviewed by management and deemed reasonable.


Adjustments were made to 2005 net income to eliminate a nonrecurring, one-time gain on the sale of an ATM network in the amount of $125,000. After the adjustments, 2005 after-tax net income equaled $8,595,000. The increase in the stockholders' equity was then subtracted from net income to derive net cash flow due to the fact that any annual cash flows available after funding necessary growth in equity are assumed to be distributed to shareholders. The future net cash flows were discounted using a risk-adjusted discount rate of 12.0% to derive net present value.


The terminal value beyond the forecast period was calculated using the Gordon growth model. In calculating terminal value, after-tax net income was normalized by removing nonrecurring items, such as intangible asset amortization and after-tax expenses related to compliance with Sarbanes Oxley and the Securities and Exchange Commission ("SEC"). These expenses will not be incurred in the years following 2005 and, therefore, were removed from the residual value calculation.

The cash flow in the stabilized period was capitalized at a rate equal to the concluded discount rate less the terminal growth rate. Given current industry conditions and the outlook for the industry, AAA concluded a long-term growth rate of 5% to be

AMERICAN APPRAISAL ASSOCIATES                          INCOME APPROACH   PAGE 25
================================================================================

appropriate. This assumption was reviewed by management and deemed to be reasonable.

The discount rate applied in this analysis was developed by analyzing the returns investors require on investments in companies similar to FMBI as of the valuation date, as well as specific risk factors related to FMBI. The discount rate was derived using the cost of equity as determined by the capital asset pricing model ("CAPM"). This method uses a risk-free rate of return and an appropriate market risk premium for equity investments and the specific risks of the investment.


The discount rate, or cost of equity, was computed using the following formula:


        Cost of Equity = Rf + (Rp) B + Small Company Risk Premium


                Where
                   Rf = Risk-free rate

                        The yield on the 20-year U.S. Treasury Bond as of May 2, 2005, 4.61%, was used as a proxy for the risk-free rate.


                   Rp = Expected return on stocks over the risk-free rate

                        In Stocks, Bonds, Bills, and Inflation: 2004 Yearbook, Ibbotson Associates calculates Rp as the average market risk premium during the period from 1926 to 2003. The concluded premium as reported in the 2004 Yearbook was 7.2%.

                   B  = Beta, the measure of the sensitivity of a given company, which fluctuates in relation to the overall stock market


                        A beta was computed based on the average beta of the guideline companies, as presented by Bloomberg, and applied in the discount rate calculation. The concluded beta for FMBI was 0.27.


        Small Company = The premium necessary to capture additional risks
         Risk Premium   associated with companies below a certain market
                        capitalization


                        Based on market risk premium for small companies as published by Ibbotson Associates, the small company risk premium was concluded at 5.1% for FMBI.


        Based on the preceding analysis, the concluded cost of equity for FMBI was calculated as follows:

AMERICAN APPRAISAL ASSOCIATES                            INCOME APPROACH PAGE 26
================================================================================


                 4.61% + (7.2% x 0.27) + 5.1% = 12.0% (Rounded)


Exhibit D presents details of the calculation of the discount rate for FMBI.


The net present value of cash flows and the terminal value were added together to determine the fair value of the equity of FMBI using the income approach. Based on AAA's analysis, the fair value of 100% of FMBI's common stock on a marketable, controlling basis as of the valuation date is $133,505,000. Further details of the DCF valuation are presented in Exhibit E.

AMERICAN APPRAISAL ASSOCIATES                            MARKET APPROACH PAGE 27
================================================================================

                                 MARKET APPROACH

                            GUIDELINE COMPANY METHOD

The guideline company method of the market approach provides an indication of value for the company appraised by relating the equity or invested capital (interest-bearing debt plus equity) of guideline companies to measures of their earnings and cash flow, then applying such multiples to the subject business.

The guideline company method makes use of market price data of stocks of corporations engaged in the same or a similar line of business as that of the subject company. Stocks of these corporations are actively traded in a public, free, and open market, either on an exchange or over the counter. Although it is clear no two companies are entirely alike, the only restrictive requirement imposed by this method is that the corporations selected as guideline companies be engaged in the same or a similar line of business, or be subject to similar financial and business risks, including the opportunity for growth. Other relevant factors may be considered in selecting and adjusting guideline companies to make comparisons with the subject.

AAA's primary sources for guideline company data were SNL DataSource and public filings that provided historical financial information for SEC registrants. Selection of guideline companies was based on both qualitative and quantitative factors related to company size, line of business, operating results, geographic focus, and other pertinent factors such as the amount of published information or trading activity in the stock.

AAA identified six guideline companies for comparison in the analysis of FMBI's common stock. The following characteristics were required for comparability:


        The corporation is classified as Commercial Bank or Bank Holding Company in SNL DataSource.

        The corporation conducts its primary business in the United States, and more specifically in the Midwest, and its common stock is actively traded on the U.S. stock exchange.

        Adequate financial information about the corporation is publicly available.

AMERICAN APPRAISAL ASSOCIATES                            MARKET APPROACH PAGE 28
================================================================================


        Total assets of the corporation are between $300 million and $1.5 billion.

        Financial ratios, including current equity-to-assets ratio, return on average equity ("ROAE"), and return on average assets ("ROAA"), for the past five years are similar.


Brief descriptions of the six guideline companies are presented in Exhibit F.


To estimate the equity value of FMBI, market multiples from the guideline companies were used. After reviewing the Company and the guideline companies, as well as the industry in which they operate, AAA selected average multiples of market capitalization ("MC") to book value of equity, tangible book value, and earnings based on the comparability between the guideline companies' and FMBI's operating ratios, such ROAA, ROAE, and tangible book value to tangible assets. Multiples were calculated for the latest 12 months as shown in Exhibit F.


The average MC-to-book-equity, MC-to-tangible-book-equity, and MC-to-earnings multiples were adjusted upward by 5% to reflect the cost savings that FMBI will achieve as compared to the guideline companies. The cost savings include expenses related to Sarbanes Oxley and SEC compliance. The selected multiples were then multiplied by the book equity, tangible book equity, and earnings of FMBI as reported on its balance sheet and income statement as of March 31, 2005, to derive the market capitalization value of FMBI.


Due to the nature of stock market transactions, market-derived ratios inherently reflect the aggregate opinion of minority investors; therefore, the MC multiples represent freely traded minority interests.

In order to arrive at an equity value on a controlling basis, an equity premium for control was applied. According to Mergerstat Review 2003 published by Houlihan, Lokey, Howard, and Zukin, the average control premium for the banking industry over the past eight-year period was 38.1%. Given the number of shareholders of FMBI, as well as the size of the guideline companies, the control premium of 5% was applied.

After the control premium adjustment was applied, the indicated market capitalization values derived by the selected multiples were weighted. AAA assigned weights of 25% to each of the two book equity multiples (book equity and tangible book equity) and 50%

AMERICAN APPRAISAL ASSOCIATES                            MARKET APPROACH PAGE 29
================================================================================

to the earnings multiple to give equal consideration to the balance sheet (mix of assets and liabilities) and income statement (yield, costs, and ability to manage and control expenses) results. These weighted subtotals were then summed to derive the fair value of FMBI's equity using the guideline company method. This process is summarized as follows:




=======================================================================================================
                                     Reported                   Indicated                    Weighted
  Applied MC Multiple                 Amount       Selected      Value(1)         Weight      Value
                                     ($000s)       Multiple      ($000s)            (%)      ($000s)
=======================================================================================================
Book Equity(2)                        56,414          1.96       126,804            25        31,701
-------------------------------------------------------------------------------------------------------
Tangible Book Equity                  55,587          2.16       126,246            25        31,562
-------------------------------------------------------------------------------------------------------
Earnings                               8,182         16.46       141,444            50        70,722
=======================================================================================================
Indicated Fair Value of 100% of FMBI Common Stock                                            133,985
=======================================================================================================
(1) Includes a 5% control premium
(2) Indicated fair value includes excess capitalization of $9,997.
=======================================================================================================



Based on AAA's analysis, the fair value using the guideline company method of 100% of FMBI's common stock on a marketable, controlling basis as of the valuation date is $133,985,000. Further details of the guideline company method valuation are presented in Exhibit F.



                          GUIDELINE TRANSACTION METHOD

The guideline transaction method follows the same basic methodology as the guideline company method. However, instead of deriving market multiples from publicly traded share prices, multiples were derived from the purchase prices of entire companies.

AAA's primary sources for guideline transactions data were SNL DataSource and publicly available financial data. Selection of guideline transactions was based on both qualitative and quantitative factors related to company size, line of business and operating results, geographic focus, and other pertinent factors such as the amount of published information or trading activity in the stock.

AAA identified five recent guideline transactions for comparison in the analysis of FMBI's common stock. The following characteristics were required for comparability:

AMERICAN APPRAISAL ASSOCIATES                            MARKET APPROACH PAGE 30
================================================================================


        The target company is classified as Commercial Bank or Bank Holding Company in SNL DataSource.

        The target company conducts its primary business in the United States, and more specifically is in the Midwest.

        Adequate financial information about the target corporation is publicly available.

        Total assets of the target corporation are between $300 million and $1.5 billion.

        The acquisition was completed within two years prior to the valuation date.

        Financial ratios, including current equity-to-assets ratio, ROAE, and ROAA, for the past two years are similar.

Brief descriptions of the five target companies are presented in Exhibit G.


After reviewing the transactions and the relevant drivers of value, average multiples of MC to earnings, tangible book equity, and book value of equity were selected for this analysis based on the size, profitability, and growth opportunities of the target companies when compared to those of FMBI. These multiples were adjusted upward by 5% to reflect the cost savings that FMBI will generate compared to the guideline companies. The cost savings include expenses related to Sarbanes Oxley and SEC compliance. The selected multiples were multiplied by the book equity, tangible book equity, and earnings of FMBI as reported on its balance sheet and income statement as of March 31, 2005, to derive the market capitalization value of FMBI.


MC ratios, representing a freely traded majority interest, were calculated for each target company as of its effective transaction date. This method inherently reflects a controlling interest in the equity because the prices paid for the acquired companies already include the premium for control.

The indicated values as derived by the MC multiples from guideline transactions were then weighted. AAA assigned weights of 25% to each of the two book multiples (book equity and tangible book equity) and 50% to the earnings multiple to give equal

AMERICAN APPRAISAL ASSOCIATES                            MARKET APPROACH PAGE 31
================================================================================


considerations to the balance sheet (mix of assets and liabilities) and income statement (yield, costs, and ability to manage and control expenses) results. These weighted subtotals were then summed to derive the fair value of FMBI using the guideline transaction method. This process is summarized as follows:



=======================================================================================================
                                     Reported                   Indicated                    Weighted
  Applied MC Multiples                Amount       Selected       Value           Weight      Value
                                     ($000s)       Multiple      ($000s)            (%)       ($000s)
=======================================================================================================
Book Equity*                          57,256          2.17       133,601            25        33,400
-------------------------------------------------------------------------------------------------------
Tangible Book Equity                  55,587          2.38       132,492            25        33,123
-------------------------------------------------------------------------------------------------------
Earnings                               8,182         17.94       146,822            50        73,411
=======================================================================================================
Indicated Fair Value of 100% of FMBI Common Stock                                            139,934
=======================================================================================================
*Indicated fair value includes excess capitalization of $9,155.
=======================================================================================================




Based on AAA's analysis, the fair value using the guideline transaction method of 100% of FMBI's common stock on a marketable, controlling basis as of the valuation date is $139,934,000. Further details of the guideline transaction method valuation are presented in Exhibit G.

AMERICAN APPRAISAL ASSOCIATES                CORRELATION AND CONCLUSION  PAGE 32
================================================================================


                           CORRELATION AND CONCLUSION

This valuation was performed to express an opinion of the fair value of 100% of the common stock of FMBI on a marketable, controlling basis. The income and market approaches were weighted, and an indication of value was calculated, as follows:



                                                       ==========================================
                                                        Indicated                       Weighted
                                                          Value          Weight          Value
                                                         ($000s)          (%)           ($000s)
=================================================================================================
Income Approach
  Discounted Cash Flow Method                            133,505          40.0            53,402
-------------------------------------------------------------------------------------------------
Market Approach
  Guideline Company Method                               133,985          30.0            40,195
  Guideline Transaction Method                           133,934          30.0            41,980
-------------------------------------------------------------------------------------------------
Indicated Fair Value                                                                     135,578
-------------------------------------------------------------------------------------------------
Number of Shares Outstanding                                                           6,937,268
=================================================================================================
Indicated Fair Value per Share                                                             19.54
=================================================================================================



Based on the analysis outlined and on the valuation techniques employed, it is concluded that, as of May 5, 2005, the fair value of 100% of the common stock of First Manitowoc Bancorp, Inc., on a marketable, controlling basis is reasonably represented in the amount of NINETEEN DOLLARS AND FIFTY FOUR CENTS ($19.54) per share. The valuation is summarized in Exhibit A.


No investigation has been made of the title to or any liabilities against the equity appraised.

AMERICAN APPRAISAL ASSOCIATES                                          EXHIBIT A
================================================================================









                                    EXHIBIT A
                                VALUATION SUMMARY


                                    (2 PAGES)

                                    EXHIBIT A

                          FIRST MANITOWOC BANCORP, INC.
                                EQUITY VALUATION

                                  MAY 5, 2005


                      SUMMARY OF VALUATION APPROACHES (1)



                    (ALL CURRENCY $000's, except share data)




                                                                  INDICATED                METHOD        WEIGHTED
VALUATION METHOD                                                    VALUE                WEIGHT (2)        FV(3)
---------------------------------------------------              -----------            -----------     ---------

INCOME APPROACH

   Discounted Cash Flow Method                                    $  133,505                 40%         $ 53,402

MARKET APPROACH

   Guideline Company Method                                       $  133,985                 30%         $ 40,195

   Guideline Transaction Method                                   $  139,934                 30%         $ 41,980

                                                                                                       ----------
INDICATED FV ON A MARKETABLE, CONTROLLING BASIS (4)                                                      $135,578
                                                                                                       ==========

Number of Shares Outstanding                                                                            6,937,268

-----------------------------------------------------------------------------------------------------------------
FV PER SHARE ON A MARKETABLE, CONTROLLING BASIS                                                          $  19.54
-----------------------------------------------------------------------------------------------------------------





AMERICAN APPRAISAL ASSOCIATES                                             PAGE 1

                               NOTES TO EXHIBIT A

                          FIRST MANITOWOC BANCORP, INC.
                                EQUITY VALUATION

                                  MAY 5, 2005


                        SUMMARY OF VALUATION APPROACHES


(1) The valuation methods used are described in our report and are detailed in the attached exhibits.

(2) We have assigned equal weightings to the Guideline Transaction and Guideline Company Methods in deriving fair value by the Market Approach. In addition, we have assigned greater weighting to the Market Approach over the Income Approach in deriving the value of First Manitowoc Bancorp, Inc. as only one year of the projected financials was available for the Income Approach.


(3) The indicated values represent the value of 100% of First Manitowoc Bancorp, Inc. as of May 5, 2005.


(4) We calculated the FV based on the weighted Income and Market Approaches and divided the FV by the number of shares to obtain value per share.






AMERICAN APPRAISAL ASSOCIATES                                             PAGE 2

AMERICAN APPRAISAL ASSOCIATES                                          EXHIBIT B
================================================================================









                                   EXHIBIT B
                         PROJECTED FINANCIAL STATEMENTS

                                    (4 PAGES)

                                   EXHIBIT B-l

                          FIRST MANITOWOC BANCORP, INC.
                                EQUITY VALUATION

                                  MAY 5, 2005


                               BALANCE SHEETS (1)



                                                               (ALL AMOUNTS IN $OOOs)
                                                             2004                 2005
                                                           ---------           ---------

Cash (5)                                                   $  13,197           $  13,434
Interest Bearing Investments (3)                             192,183             205,637

Loans (2)                                                    386,515             413,572
Loan Loss Reserve (2)                                         (3,824)             (4,092)
                                                           ---------           ---------
Loans, Net                                                   382,691             409,480
                                                                43.1%               43.4%

Intangible Assets (5)                                         10,830              10,731
Other Non-Earning Assets (5)                                  23,274              25,761
                                                           ---------           ---------
Total Assets                                               $ 622,175           $ 665,043
                                                           =========           =========

Deposits (4)                                               $ 445,786           $ 473,907
Other Interest Bearing Liabilities (5)                       103,900             110,935
Non-Interest Bearing Liabilities (5)                           6,617               7,065
                                                           ---------           ---------
Total Liabilities                                            556,303             591,907

Tangible Equity (6)                                           55,041              62,405
Intangible Equity                                             10,830              10,731
                                                           ---------           ---------
Total Stockholders' Equity                                    65,872              73,136
                                                           ---------           ---------
Total Liabilities and Equity                               $ 622,175           $ 665,043
                                                           =========           =========



AMERICAN APPRAISAL ASSOCIATES           PAGE 1

                              NOTES TO EXHIBIT B-1

                          FIRST MANITOWOC BANCORP, INC.
                                EQUITY VALUATION

                                  MAY 5, 2005



(1) This exhibit is for internal use only and has been assembled on the basis of the information and assumptions set forth in the attached exhibits. It must be read in conjunction with all the accompanying exhibits included herein. First Manitowoc Bancorp results are based on historical balance sheet as of December 31, 2004 and projected balance sheet as of December 31, 2005.

(2) Gross loans were calculated using a historic average growth rate and management expectations of future growth. The reserve for loan losses was estimated using a percent of gross loans averaging 1%. Net loans stated as a percentage of deposits is as follows:

        2005      86.4%

(3) Interest bearing investments include marketable securities, federal funds sold, interest bearing deposits with financial institutions, and any other interest bearing investment other than loans.

    Interest bearing investments were calculated as the difference between total assets (other than interest bearing investments) and total liabilities. Interest bearing investments as a percentage of deposits are as follows:

        2005      43.4%;

(4) Average annual growth rate in deposits of 6.3%

(5) Other assets and liabilities were calculated using the following assumptions:

        -   Cash was estimated using a percent of assets averaging 2%;

        - Other non-earning assets were estimated using a percent of assets averaging 3.9%;

        - Interest bearing liabilities were estimated using a percent of assets averaging 17.0%;

(6) The minimum tangible equity, as a percentage of tangible assets, allowable was assumed to average 9.5%. Any excess equity as of the valuation date was assumed to be used to fund future asset growth. Actual tangible equity is projected as follows:

        2005      9.5%;






AMERICAN APPRAISAL ASSOCIATES           PAGE 2

                                   EXHIBIT B-2

                          FIRST MANITOWOC BANCORP, INC.
                                EQUITY VALUATION

                                  MAY 5, 2005


                              INCOME STATEMENTS (1)



                                                    ALL AMOUNTS IN ($000)
                                                     2004            2005
                                                   -------         -------
Interest Income
  Interest on Loans (2)                            $21,760         $25,423
  Interest on Int. Bearing Investments (2)           6,282           8,406
                                                   -------         -------
  Total Interest Income                             28,042          33,829

Interest Expense
  Interest on Deposits (2)                           6,431           9,249
  Interest Bearing Debt (2)                          2,365           2,728
                                                   -------         -------
  Total Interest Expense                             8,796          11,978
                                                   -------         -------

Net Interest Income                                 19,246          21,851
Provision for Loan Losses (3)                          450             900
                                                   -------         -------
NII After Provision                                 18,796          20,951

Non-Interest Income (4)                              6,435           5,747
Intangible Amortization (8)                            230              99
Non-Interest Expense (5)                            14,694          15,150
                                                   -------         -------
Pre-tax Income                                      10,307          11,448

Adjustments:
One-time gain on sale of ATM Network (7)                 0             125
                                                   -------         -------
Adjusted pre-tax income                             10,307          11,323

Income Taxes (6)                                     2,406           2,729
                                                   -------         -------
After Tax Income                                   $ 7,902         $ 8,595
                                                   =======         =======






AMERICAN APPRAISAL ASSOCIATES           PAGE 3

                              NOTES TO EXHIBIT B-2

                          FIRST MANITOWOC BANCORP, INC.
                                EQUITY VALUATION

                                  MAY 5, 2005



(1) This exhibit is for internal use only and has been assembled on the basis of the information and assumptions set forth in the attached exhibits. It must be read in conjunction with all the accompanying exhibits included herein. First Manitowoc Bancorp results are based on historical income statement as of December 31, 2004 and projected income statement as of December 31, 2005.

(2) Interest income on loans and interest bearing investments and interest expense on interest bearing debt was estimated using a historical average spread over the rate paid on deposits and management expectations of the future estimates. The spreads over the deposit rate are as follows:

        Loans = 4.4%;
        Interest Bearing Investments = 2.2%;
        Interest Bearing Debt = 0.5%;
        The deposit rate used in analysis = 2.0%.

(3) The provision for loan loss was estimated using the reserve for loan losses as described in the notes to Exhibit 2.1 and an annual net charge-off of 0.16%.

(4) Non-interest income was estimated using a percent of assets averaging approximately 0.89%.

(5) Non-interest expense was estimated using a percent of assets averaging approximately 2.36%.

(6) Income taxes were estimated using an average effective federal and state tax rate of 23.8%.

(7) Net income in 2005 was adjusted to remove non-recurring items.


(8) Intangible amortization is shown per 2004 annual report.






AMERICAN APPRAISAL ASSOCIATES           PAGE 4

AMERICAN APPRAISAL ASSOCIATES                                          EXHIBIT C
================================================================================











                                    EXHIBIT C
                     FIRST MANITOWOC BANCORP, INC., RATIOS

                                    (6 PAGES)

                                    EXHIBIT C


                          FIRST MANITOWOC BANCORP, INC.
                                EQUITY VALUATION
                                  MAY 5, 2005


                      FIRST MANITOWOC BANCORP, INC., RATIOS




                       Asset        Deposit     Loans to    Tan. Equity/                           Efficiency    Net Interest
                    Growth Rate   Growth Rate   Deposits    Tan. Asset     ROAA         ROAE          Ratio         Margin
                    -----------   -----------   --------    ----------     ----         ----       ----------    ------------
            2000        7.1%          8.6%         83%          6.9%        1.11%       13.96%        61.1%         3.71%
            2001        6.4%         -0.1%         83%          7.1%        1.06%       12.29%        59.1%         3.72%
            2002        7.3%          5.6%         83%          7.8%        1.30%       14.07%        57.2%         3.71%
            2003        2.9%          2.9%         87%          8.6%        1.33%       13.32%        56.8%         3.25%
            2004        6.9%          4.1%         87%          9.0%        1.31%       12.53%        58.1%         3.39%
                        ----          ----         ---          ----        -----       ------        -----         -----
            2005        6.9%          6.3%         87%          9.5%        1.34%       12.37%        55.5%         3.67%

Average Historic        6.1%          4.2%         84%          7.9%        1.22%       13.23%        58.5%         3.56%
Average Projected       6.9%          6.3%         87%          9.5%        1.34%       12.37%        55.5%         3.67%


                      Effective   Non. Int. Inc./  Non. Int. Exp./   Loan Loss
                       Tax Rate     Avg. Assets     Avg. Assets      Reserve
                     ----------   ---------------  ---------------   ---------
            2000        14.5%          0.57%            2.39%          1.17%
            2001        14.6%          1.05%            2.63%          0.84%
            2002        20.6%          1.20%            2.66%          0.98%
            2003        21.4%          1.37%            2.51%          1.08%
            2004        23.3%          1.07%            2.48%          0.99%
                        -----          -----            -----          -----
            2005        23.8%          0.87%            2.37%          0.99%

Average Historic        18.89%         1.07%            2.48%          0.99%
Average Projected       23.83%         0.87%            2.37%          0.99%


AMERICAN APPRAISAL ASSOCIATES         PAGE 1

                                    EXHIBIT C


                          FIRST MANITOWOC BANCORP, INC.
                                EQUITY VALUATION
                                  MAY 5, 2005




                         (ASSET GROWTH RATE LINE GRAPH)




AMERICAN APPRAISAL ASSOCIATES         PAGE 2

                                    EXHIBIT C


                          FIRST MANITOWOC BANCORP, INC.
                                EQUITY VALUATION
                                  MAY 5, 2005



                      (RETURN ON AVERAGE ASSETS LINE GRAPH)





AMERICAN APPRAISAL ASSOCIATES         PAGE 3

                                    EXHIBIT C


                         FIRST MANITOWOC BANCORP, INC.
                                EQUITY VALUATION
                                  MAY 5, 2005



                      (RETURN ON AVERAGE EQUITY LINE GRAPH)




AMERICAN APPRAISAL ASSOCIATES         PAGE 4

                                    EXHIBIT C


                          FIRST MANITOWOC BANCORP, INC.
                                EQUITY VALUATION
                                  MAY 5, 2005



                          (EFFICIENCY RATIO LINE GRAPH)





AMERICAN APPRAISAL ASSOCIATES         PAGE 5

                                    EXHIBIT C


                          FIRST MANITOWOC BANCORP, INC.
                                EQUITY VALUATION
                                  MAY 5, 2005



                        (NET INTEREST MARGIN LINE GRAPH)




AMERICAN APPRAISAL ASSOCIATES         PAGE 6

AMERICAN APPRAISAL ASSOCIATES                                          EXHIBIT D
================================================================================







                                    EXHIBIT D
                                 COST OF EQUITY


                                    (1 PAGE)

                                    EXHIBIT D

                          FIRST MANITOWOC BANCORP, INC.
                                EQUITY VALUATION

                                  MAY 5, 2005


                                 COST OF EQUITY


Risk Free Rate (a)                                                      4.6%
Equity Risk Premium (b)                         7.2%
Beta (c)                                       0.27
                                             ------
Premium                                                                 1.9%
Small Company Risk Premium (d)                                          5.1%
                                                                    -------
COST OF EQUITY (ROUNDED)                                               12.0%
                                                                    =======




(a) The risk-free rate of 4.61% is based on the average rate of 20-year government notes, as reported by the Federal Reserve Statistical Release.


(b) Source: Ibbotson Associates, Inc., Stocks, Bonds, Bills, and Inflation 2004 Yearbook, Market Results for 1926-2003, Chicago, Illinois, 2004.


(c) A comparable beta for the bank approximates 0.27, representing the estimated average sensitivity of the selected comparable public companies' stock returns to that of the overall market portfolio.



(d) A small company risk premium of 5.1% has been applied. This premium is added to the indicated cost of equity to account for returns required on smaller stocks relative to the larger capitalized companies based on Ibbotson Associates, Inc. 2004 Yearbook.



AMERICAN APPRAISAL ASSOCIATES

AMERICAN APPRAISAL ASSOCIATES                                          EXHIBIT E
================================================================================







                                   EXHIBIT E
                              CASH FLOW STATEMENT

                                   (2 PAGES)

                                    EXHIBIT E

                          FIRST MANITOWOC BANCORP, INC.
                                EQUITY VALUATION

                                  MAY 5, 2005


                             CASH FLOW STATEMENT (1)



                                                                      ALL AMOUNTS IN ($000)
                                                                  2005                  Residual (6)
                                                                  ----                  ------------

After Tax Income (2)                                             $8,595                     $9,612

Retained Stockholders' Equity (3)                                (7,265)                         0
                                                            -----------                  ---------
After Tax Cash Flows                                              1,330                      9,612

Present Value Factor (4)                                         0.9629
                                                            -----------
Present Value of Cash Flows                                      $1,281

Total Present Value of Cash Flows                                $1,281

Terminal Value Calculation
Cash Flow in Stabilized Year                                      9,612
Capitalized Stabilized Year CF at discount rate less g         $137,314
Present Value Factor (4)                                         0.9629
                                                            -----------
Present Value of Residual (5)                                  $132,224
                                                            -----------
Fair Value of Equity                                           $133,505
                                                            ===========




AMERICAN APPRAISAL ASSOCIATES      PAGE  1

                                    EXHIBIT E

                          FIRST MANITOWOC BANCORP, INC.
                                EQUITY VALUATION

                                  MAY 5, 2005



(1) This exhibit is for internal use only and has been assembled on the basis of the information and assumptions set forth in the attached exhibits. It must be read in conjunction with all the accompanying exhibits included herein.

(2) Represents after tax net income as calculated in Exhibit B-2.

(3) Calculated as the net (increase)/decrease in stockholders equity as calculated in Exhibit B-l. Any Annual cash flows available after funding necessary growth in tangible equity are assumed to be distributed to shareholders.

(4) The cash flows were converted to their present value equivalents using a 12% discount rate. See Exhibit D for further details.

(5) The residual value is equal to the present value of all cash flows received subsequent to 2005. The residual is calculated using the Gordon Growth Model.


(6) In calculating terminal value, after-tax net income was normalized by removing non-recurring items and multiplied by the long-term growth rate of 5%. 9,612 = ((8,595+99+(600*(l-tax rate of 23.34%)))*(l+long-term growth rate of 5%).



AMERICAN APPRAISAL ASSOCIATES      PAGE 2

AMERICAN APPRAISAL ASSOCIATES                                          EXHIBIT F
================================================================================








                                    EXHIBIT F

                            GUIDELINE COMPANY METHOD


                                    (4 PAGES)

                                   EXHIBIT F-1

                          FIRST MANITOWOC BANCORP, INC.
                                EQUITY VALUATION


                                  MAY 5, 2005



                          GUIDELINE COMPANY METHOD (1)


                             (ALL CURRENCY $000's)



                                                                   MARKET          TOTAL                     ROAA
            INSTITUTION               CITY        STATE             CAP.           ASSETS            CURRENT    5 YR. AVG.
-------------------------------------------------------------   ------------    ------------        ----------------------
Cass Commercial Bank                Bridgeton      MO             $139,679       $  716,521           1.13%        1.25%
Classic Bancshares, Inc.            Ashland        KY             $ 67,928       $  345,552           1.15%        0.97%
Farmers Capital Bank Corp.          Frankfort      KY             $222,778       $1,418,230           1.01%        1.15%
Oak Hill Financial, Inc.            Jackson        OH             $174,550       $1,105,676           1.05%        1.19%
Ohio Valley Banc Corp.              Gallipolis     OH             $115,791       $  715,209           1.16%        0.92%
Princeton National Bancorp, Inc.    Princeton      IL             $ 92,039       $  661,327           1.10%        1.20%

-------------------------------------------------------------------------------------------------------------------------------
Minimum                                                                          $  345,552           1.01%        0.92%
Average of Comparables                                                           $  827,086           1.10%        1.11%
Median of Comparables                                                            $  715,865           1.12%        1.17%
Maximum                                                                          $1,418,230           1.16%        1.25%
-------------------------------------------------------------------------------------------------------------------------------

FIRST MANITOWOC BANCORP (2)                                                      $  621,983           1.31%        1.22%



                                              ROAE                TANG. BOOK         BOOK CAPITAL
            INSTITUTION               CURRENT    5 YR. AVG.    TO TANG. ASSETS        TO ASSETS
-----------------------------------------------------------    ---------------       ------------
Cass Commercial Bank                   12.16%      12.75%           8.47%                9.71%
Classic Bancshares, Inc.               10.82%       8.94%           9.65%               11.85%
Farmers Capital Bank Corp.             10.80%      10.89%           8.42%                9.24%
Oak Hill Financial, Inc.               12.84%      15.23%           7.61%                7.85%
Ohio Valley Banc Corp.                 14.95%      12.08%           7.80%                7.96%
Princeton National Bancorp, Inc.       13.55%      13.83%           7.42%                7.81%

-------------------------------------------------------------------------------------------------
Minimum                                10.80%       8.94%           7.42%                7.81%
Average of Comparables                 12.52%      12.29%           8.23%                9.07%
Median of Comparables                  12.50%      12.41%           8.11%                8.60%
Maximum                                14.95%      15.23%           9.65%               11.85%
-------------------------------------------------------------------------------------------------

FIRST MANITOWOC BANCORP (2)            12.53%      13.23%           9.10%               10.68%



(1) Descriptions of the comparable companies are presented in the notes to Exhibit F-1.



(2) First Manitowoc Bancorp, Inc. ratios are based on income statement and balance sheet as of Dec 31, 2004. Total assets are based on March 31, 2005 results. Comparable companies data is as of LTM 12/31/04 for Cass Commercial Bank and Classic Bancshares and as of LTM 3/31/05 for the remaining companies.







AMERICAN APPRAISAL ASSOCIATES      PAGE 1

                              NOTES TO EXHIBIT F-1

                          FIRST MANITOWOC BANCORP, INC.
                                EQUITY VALUATION

                                  MAY 5, 2005

                          GUIDELINE COMPANY METHOD (1)




(1) Our search for similar companies involved reviewing publicly available financial operating information on potential candidates in the commercial banking industry.

    Descriptions of the comparable institutions are as follows:

    CASS COMMERCIAL BANK provides banking services in the commercial, industrial and residential areas. Services include commercial, real estate and personal loans; checking, savings and time deposit accounts and other cash management services.

    CLASSIC BANCSHARES, INC., located in Ashland, Kentucky serves as a financial holding company for its wholly owned subsidiary, Classic Bank, which is a community-oriented financial institution that serves its market communities in Eastern and Northeastern Kentucky, as well as in Southern Ohio.

    FARMERS CAPITAL BANK CORPORATION is a financial holding company located in Frankfort, Kentucky. Through its 23 banking locations throughout Central Kentucky, the bank's services primarily include the activities of lending and leasing, receiving deposits, providing cash management services, safe deposit box rental, and trust activities.

    OAK HILL FINANCIAL, INC., is a financial holding company that is engaged indirectly in the business of commercial banking and other activities, closely related to banking and consumer finance lending through its four wholly owned subsidiaries: Oak Hill Bank, Action Finance Company, Oak Hill Financial Insurance Agency, Inc. and Oak Hill Capital Trust I.

    OHIO VALLEY BANC CORP., located in Gallipolis, Ohio, serves as a financial holding company for its wholly owned subsidiary, The Ohio Valley Bank Company, which is a full-service financial institution offering a blend of commercial, consumer and agricultural banking services.

    PRINCETON NATIONAL BANCORP, INC., located in Princeton, Illinois is a single-bank holding company that operates in one business segment and conducts a commercial banking and trust business through its subsidiary bank, Citizens First National Bank.





AMERICAN APPRAISAL ASSOCIATES      PAGE 2

                                   EXHIBIT F-2


                          FIRST MANITOWOC BANCORP, INC.
                                EQUITY VALUATION
                                  MAY 5, 2005

                        GUIDELINE COMPANY METHOD(1), (2)


                              (ALL CURRENCY $000's)



                                                                                           MARKET CAPITALIZATION TO:
                                       MARKET       BOOK CAPITAL          --------------------------------------------------------
PUBLIC COMPANY                          CAP.         TO ASSETS              BOOK CAP.             TANG. BOOK             EARNINGS
-----------------------------------------------------------------------   -------------          --------------        -----------
Cass Commercial Bank                  $139,679          9.71%                 2.01                   2.33                 17.45
Classic Bancshares, Inc.              $ 67,928         11.85%                 1.66                   2.09                 17.36
Farmers Capital Bank Corp.            $222,778          9.24%                 1.70                   1.88                 15.98
Oak Hill Financial, Inc.              $174,550          7.85%                 2.01                   2.08                 16.20
Ohio Valley Banc Corp.                $115,791          7.96%                 2.03                   2.08                 13.81
Princeton National Bancorp, Inc.      $ 92,039          7.81%                 1.78                   1.88                 13.26
                                                    --------               -----------           -----------           -----------
Average Multiple                                        9.07%                 1.87                   2.06                 15.68
Median Multiple                                         8.60%                 1.89                   2.08                 16.09
Selected Multiple (7)                                                         1.96                   2.16                 16.46

First Manitowoc Bancorp (3)                                                   $ 56,414              $ 55,587              $  8,182
                                                                           -----------           -----------           -----------
Extended Value                                                                 110,769               120,235               134,708

Plus: Excess Capitalization (4)                                                  9,997                     0                     0
                                                                           -----------           -----------           -----------
Market Capitalization                                                          120,766               120,235               134,708

Control Premium (5)                                                  5%          6,038                 6,012                 6,735
                                                                           -----------           -----------           -----------
Sub-Total                                                                     $126,804              $126,246              $141,444

Weighting (6)                                                                       25%                   25%                   50%
                                                                           -----------
Fair Value                                                                    $133,985
                                                                           ===========





AMERICAN APPRAISAL ASSOCIATES      PAGE 3

                              NOTES TO EXHIBIT F-2

                          FIRST MANITOWOC BANCORP, INC.
                             EQUITY PRICING ANALYSIS

                                  MAY 5, 2005

                          GUIDELINE COMPANY METHOD (1)


(1) This exhibit is for internal use only and has been assembled on the basis of the information and assumptions set forth in the attached exhibits. It must be read in conjunction with all the accompanying exhibits included herein.


(2) Source of financial information is SNL DataSource. The information has been obtained from sources believed to be reliable, however, its accuracy and completeness have not been verified. Market capitalization is based on the closing stock price as of May 4, 2005.



(3) First Manitowoc Bancorp balance sheet and income statement data as of March 31, 2005, as reported by management.



    The book value capitalization of First Manitowoc Bancorp includes equity of $66,411,000 less excess capital as explained in footnote 4.



(4) As reported on First Manitowoc Bancorp balance sheet at March 31, 2005. Excess capitalization is defined as the portion of the capital account that exceeds the average of the comparable companies. The book multiple is applied only to the "required capital" and the excess capital is added without a multiple adjustment. The excess was adjusted to take into account non-operating assets.


(5) In our analysis, the indicated values have been adjusted upward to account for the premium attributable to a controlling (i.e. 100%) interest in First Manitowoc Bancorp, Inc. Because stock prices used represent freely traded common stock on a minority basis, a premium for control must be added to reflect the value of controlling interest in the bank. The control premium was determined to be 5%.

(6) We have assigned equal weightings to the earnings multiple and combination of the two book multiples (book and tangible book) to give equal considerations to the balance sheet (mix of assets and liabilities) and income statement (yield, costs and ability to manage and control expenses) results.

(7) The average multiple of the guideline companies was adjusted upwards by 5% to reflect cost savings that First Bank of Manitowoc will encounter compared to that of the guideline companies. The cost savings include expenses related to Sarbanes Oxley and SEC compliance.








AMERICAN APPRAISAL ASSOCIATES        PAGE 4

AMERICAN APPRAISAL ASSOCIATES                                          EXHIBIT G

================================================================================

















                                    EXHIBIT G

                         GUIDELINE TRANSACTIONS METHOD


                                    (4 PAGES)

                                   EXHIBIT G-1

                          FIRST MANITOWOC BANCORP, INC.
                                EQUITY VALUATION

                                  MAY 5, 2005

                        GUIDELINE TRANSACTIONS METHOD(1)


                              (ALL CURRENCY $000'S)




                                                                           TARGET            TARGET
                                                                            ROAA              ROAE         TANG. BOOK
                                     COMPLETION  TRANSACTION   TOTAL             2 YR.            2 YR.     TO TANG.    BOOK CAPITAL
    TARGET           CITY      STATE    DATE        VALUE      ASSETS   CURRENT  AVG.    CURRENT   AVG.      ASSETS       TO ASSETS
------------------------------------------------------------------------------------------------------------------------------------
Wayne Bancorp, Inc.  Wooster     OH   10/05/04    $181,700    $813,670   1.15%   1.36%    9.31%   12.30%      9.13%         12.38%

United Nebraska      Grand       NE   08/27/04     $97,300    $560,103   0.99%   1.22%   11.10%   14.72%      8.10%          8.90%
Financial Co.        Island

CoVest Bancshares,   Des Plaines IL   12/31/03    $102,500    $624,238   1.03%   1.05%   12.76%   13.10%      7.94%          8.09%
Inc.

Liberty Bancshares,  St. Paul    MN   10/10/03     $76,800    $396,728   1.32%   1.15%   14.83%   14.09%      8.83%          9.14%
Inc.

CNBC Bancorp         Worthington OH   03/01/03     $58,000    $317,329   1.12%   1.27%   14.11%   14.62%      7.52%          7.52%

------------------------------------------------------------------------------------------------------------------------------------
Average of Comparables                                        $542,414   1.12%   1.21%   12.42%   13.76%      8.30%          9.21%
Median of Comparables                                         $560,103   1.12%   1.22%   12.76%   14.09%      8.10%          8.90%
------------------------------------------------------------------------------------------------------------------------------------

FIRST MANITOWOC BANCORP(2)                                    $621,983   1.31%   1.32%   12.53%   12.93%      9.10%         10.68%



(1) Descriptions of the comparable companies are presented in the notes to Exhibit G-1.


(2) First Manitowoc Bancorp ratios based on Income statement and Balance sheet as of December 31, 2004. Total assets are based on March 31, 2005 results.





AMERICAN APPRAISAL ASSOCIATES       PAGE 1

                              NOTES TO EXHIBIT G-1


                          FIRST MANITOWOC BANCORP, INC.
                                EQUITY VALUATION
                                  MAY 5, 2005


                         GUIDELINE TRANSACTIONS METHOD





(1) Our search for similar companies involved reviewing publicly available financial and operating information on potential candidates in the commercial banking Industry. Sources of the data included Bloomberg and SNL Securities.

         Descriptions of the guideline targets are as follows:


         WAYNE BANCORP, INC. is a bank holding company headquartered in Wooster, Ohio. Wayne Bancorp operates 26 branches in Wayne, Holmes, Medina and Stark counties and has $825 million in assets.

         UNITED NEBRASKA FINANCIAL CO., located in Grand Island, Nebraska is a regional bank, and is the parent company of United Nebraska Bank and United Farm and Ranch Management, a farm management and brokerage subsidiary.

         COVEST BANCSHARES, INC., based in Itasca, Illinois is a bank holding company with three full-service offices located in the northwest suburbs of Chicago.

         LIBERTY BANCSHARES, INC., is a bank holding company, based out of Saint Paul, Minnesota, that operates full service regional community banks.

         CNBC BANCORP, located in Columbus, Ohio, is the bank holding company of subsidiaries Commerce National Bank and CNBC Retirement Services through whom it offers consumer and commercial banking services.




AMERICAN APPRAISAL ASSOCIATES        PAGE 2

                                  EXHIBIT G-2


                          FIRST MANITOWOC BANCORP, INC.
                                EQUITY VALUATION
                                  MAY 5, 2005


                      GUIDELINE TRANSACTIONS METHOD(1),(2)


                              (ALL CURRENCY $000'S)




                                                         MARKET     BOOK CAPITAL     MARKET CAPITALIZATION TO:
PUBLIC COMPANY                                            CAP.        TO ASSETS        BOOK CAP.     TANG. BOOK      EARNINGS
--------------------------------------------------     ----------   ------------     -----------     ----------     ----------
Wayne Bancorp, Inc.                                    $  181,700          12.38%           1.80           3.96          19.16
United Nebraska Financial Co.                          $   97,300           8.90%           1.95           2.03          17.78
CoVest Bancshares, Inc.                                $  102,500           8.09%           2.03           2.28          15.92
Liberty Bancshares, Inc.                               $   76,800           9.14%           2.12           1.55          15.41
CNBC Bancorp                                           $   58,000           7.52%           2.43           1.54          17.20
                                                                    ------------     -----------     ----------     ----------
Average Multiple                                                            9.21%           2.07           2.27          17.09
Median Multiple                                                             8.90%           2.03           2.03          17.20
Selected Multiple(6)                                                                        2.17           2.38          17.94

First Manitowoc Bancorp(3)                                                           $    57,256     $   55,587     $    8,182
                                                                                     -----------     ----------     ----------
Extended Value                                                                           124,446        132,492        146,822

Plus: Excess Capitalization(4)                                                             9,155              0              0
                                                                                     -----------     ----------     ----------
Indicated Fair Value of First Manitowoc Bancorp                                          133,601        132,492        146,822
Market Capitalization
Weighting(5)                                                                                  25%            25%            50%
                                                                                     -----------
Fair Value                                                                           $   139,934
                                                                                     ===========







AMERICAN APPRAISAL ASSOCIATES      PAGE 3

                              NOTES TO EXHIBIT G-2


                          FIRST MANITOWOC BANCORP, INC.
                             EQUITY PRICING ANALYSIS
                                  MAY 5, 2005


                         GUIDELINE TRANSACTIONS METHOD


(1) This exhibit is for internal use only and has been assembled on the basis of the information and assumptions set forth in the attached exhibits. It must be read in conjunction with all the accompanying exhibits included herein.

(2) Source of financial information is SNL DataSource. The information has been obtained from sources believed to be reliable, however, its accuracy and completeness have not been verified.


(3) First Manitowoc Bancorp, Inc. unaudited balance sheet and income statement data as of March 31, 2005, as reported by management.


         The book value capitalization of First Manitowoc Bancorp, Inc. includes equity of $66,411,000 less excess capital as explained in footnote 4.


(4) Excess capitalization is defined as the portion of the capital account that exceeds the average of the comparable companies. The book multiple is applied only to the "required capital" and the excess capital is added without a multiple adjustment. The excess was adjusted to take into account non-operating assets.

(5) We have assigned equal weightings to the earnings multiple and combination of the two book multiples (book and tangible book) to give equal considerations to the balance sheet (mix of assets and liabilities) and income statement (yield, costs and ability to manage and control expenses) results.

(6) The average multiple of the guideline companies was adjusted upwards by 5% to reflect cost savings that First Bank of Manitowoc will encounter compared to that of the guideline companies. The cost savings include expenses related to Sarbanes Oxley and SEC compliance.




AMERICAN APPRAISAL ASSOCIATES        PAGE 4

AMERICAN APPRAISAL ASSOCIATES                                          EXHIBIT H

================================================================================



                                    EXHIBIT H
                        HISTORICAL FINANCIAL STATEMENTS

                                    (2 PAGES)

                                   EXHIBIT H-1

                             FIRST MANITOWOC BANCORP
                                 BALANCE SHEETS
                                  MAY 5, 2005
                             (ALL CURRENCY $000'S)






                                           2004        2003        2002        2001        2000        1999        1998
                                         --------    --------    --------    --------    --------    --------    --------
ASSETS
Cash and due from banks                  $ 13,197    $ 16,355    $ 17,139    $ 17,947    $ 19,219    $ 21,007    $ 15,215
  Federal funds sold                       26,694      19,412      38,950      21,949       7,155      19,709      15,623
  Investment securities                   165,489     143,327     138,605     129,598     116,852      97,595      97,197
  Loans                                   386,515     371,125     344,103     327,440     326,571     298,640     228,917
    Allowance for possible loan losses      3,824       3,999       3,384       2,737       3,824       3,700       3,124
                                         --------    --------    --------    --------    --------    --------    --------
    Loans, net                            382,691     367,126     340,719     324,703     322,747     294,940     225,793
                                         --------    --------    --------    --------    --------    --------    --------

  Premises and equipment, net               8,124       8,608       8,653       9,431       9,491       8,872       4,187
  Intangible Assets, net of amort          10,830      11,085      11,111       9,829       7,910       8,706         915
  Other assets                             15,150      16,040      10,633      13,847      12,036      11,689       8,898
                                         --------    --------    --------    --------    --------    --------    --------
TOTAL ASSETS                             $622,175    $581,953    $565,810    $527,304    $495,410    $462,518    $367,828
                                         ========    ========    ========    ========    ========    ========    ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liability
  Deposits:                               445,786     428,284     416,099     394,092     394,601     363,286     276,495
  Other Interest Bearing Liabilities      103,900      87,269      89,022      80,287      52,952      60,352      53,495
  Other Non-Interest Bearing Liabilities    6,617       6,177       6,405       6,436       6,396       4,374       3,946
                                         --------    --------    --------    --------    --------    --------    --------
  TOTAL LIABILITIES                       556,303     521,730     511,526     480,815     453,949     428,012     333,936

Stockholders' Equity
  Minority Interest
  Common stock                              7,584       7,584       7,584       3,792       3,792       2,548       2,548
  Retained earnings                        56,865      50,560      44,387      42,355      37,991      34,906      30,869
  Other comprehensive income                2,123       3,779       3,013       1,042         378      (2,248)      1,174

Treasury stock, at cost                      (700)       (700)       (700)       (700)       (700)       (700)       (700)
                                         --------    --------    --------    --------    --------    --------    --------
  TOTAL STOCKHOLDERS' EQUITY               65,872      60,223      54,284      46,489      41,461      34,506      33,892
                                         --------    --------    --------    --------    --------    --------    --------
TOTAL LIAB AND STOCKHOLDERS' EQUITY      $622,175    $581,953    $565,810    $527,304    $495,410    $462,518    $367,828
                                         ========    ========    ========    ========    ========    ========    ========



AMERICAN APPRAISAL ASSOCIATES      PAGE 1

                                   EXHIBIT H-2


                             FIRST MANITOWOC BANCORP
                                INCOME STATEMENTS
                                  MAY 5, 2005
                              (ALL CURRENCY S000'S)


                                           2004       2003       2002       2001       2000       1999       1998
                                         --------   --------   --------   --------   --------   --------   --------
INTEREST INCOME
  Loans, including fees                  $ 21,760   $ 21,608   $ 23,847   $ 28,022   $ 28,388   $ 21,273   $ 21,184
  Federal funds sold                          222        304        336        385        493        369        526
  Investment securities                     6,061      5,277      6,628      7,014      6,098      5,455      5,109
                                         --------   --------   --------   --------   --------   --------   --------
    TOTAL INTEREST INCOME                  28,042     27,189     30,811     35,421     34,979     27,097     26,819

INTEREST EXPENSE
  Deposits                                  6,431      7,076      8,885     14,469     15,574     10,738     11,398
  Interest bearing debt                     2,365      2,607      3,093      3,513      3,421      2,864      2,754
                                         --------   --------   --------   --------   --------   --------   --------
INTEREST EXPENSE                            8,796      9,683     11,978     17,982     18,995     13,602     14,152

                                         --------   --------   --------   --------   --------   --------   --------
NET INTEREST MARGIN                        19,246     17,506     18,833     17,439     15,984     13,495     12,667

 Provision for loan losses                    450      1,250      1,950      3,000      1,065        851        800
                                         --------   --------   --------   --------   --------   --------   --------
 NIM AFTER PROVISION                       18,796     16,256     16,883     14,439     14,919     12,644     11,867

 NON-INTEREST INCOME
  Service Charges                           1,494      1,819      1,564      1,306      1,039        905        616
  Trust Income                                568        533        548        497        511        499        483
  Gains/Losses                                216      1,851        868        319         44        138        201
  Other                                     4,158      3,684      3,605      3,222      1,117        815        720
                                         --------   --------   --------   --------   --------   --------   --------
 TOTAL NII                                  6,435      7,887      6,585      5,344      2,711      2,357      2,020

 NON-INTEREST EXPENSE
  Salaries                                  8,957      8,478      8,242      7,413      5,971      4,958      4,055
  Occupancy                                 1,659      1,752      1,932      1,925      1,684      1,107      1,138
  Other non interest expense                2,935      2,755      2,909      2,788      1,841      1,379      1,233
                                         --------   --------   --------   --------   --------   --------   --------
  Other non interest expense                1,374      1,448      1,459      1,329      1,932      1,633      1,626
                                         --------   --------   --------   --------   --------   --------   --------
 TOTAL NIE                                 14,924     14,433     14,542     13,455     11,428      9,077      8,052

                                         --------   --------   --------   --------   --------   --------   --------
 PRE-TAX INCOME                            10,307      9,710      8,926      6,328      6,202      5,924      5,835
 INCOME TAXES                               2,406      2,081      1,837        923        901        996      1,233
                                         --------   --------   --------   --------   --------   --------   --------

                                         --------   --------   --------   --------   --------   --------   --------
 AFTER TAX INCOME                           7,902      7,629      7,089      5,405      5,301      4,928      4,602
 Cumm Effect of Accy Changes
 Extraordinary items
                                         --------   --------   --------   --------   --------   --------   --------
 NET INCOME                              $  7,902   $  7,629   $  7,089   $  5,405   $  5,301   $  4,928   $  4,602
                                         ========   ========   ========   ========   ========   ========   ========




AMERICAN APPRAISAL ASSOCIATES        PAGE 2

AMERICAN APPRAISAL ASSOCIATES                                          EXHIBIT I

================================================================================








                                    EXHIBIT I
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES

================================================================================

                      ASSUMPTIONS AND LIMITING CONDITIONS

This service was performed with the following general assumptions and limiting conditions.

To the best of our knowledge, all data, including historical financial data, if any, relied upon in reaching opinions and conclusions or set forth in this report are true and accurate. Although gathered from sources that we believe are reliable, no guarantee is made nor liability assumed for the truth or accuracy of any data, opinions, or estimates furnished by others that have been used in this analysis.

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property valued. We have assumed that the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances that cannot be cleared through normal processes, unless otherwise stated in the report.

The value or values presented in this report are based upon the premises outlined herein.

The date of value to which the conclusions and opinions expressed apply is set forth in the report. The value opinion presented therein is based on the status of the economy and on the purchasing power of the currency stated in the report as of the date of value.

This report has been made only for the use or uses stated, and it is neither intended nor valid for any other use.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion, the identity of any individuals signing or associated with this report or the firms with which they are connected, or any reference to the professional associations or organizations with which they are affiliated or the designations awarded by those organizations) shall be disseminated to third parties through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal.

AMERICAN APPRAISAL ASSOCIATES                                          EXHIBIT J

================================================================================









                                    EXHIBIT J
                            CERTIFICATE OF APPRAISER


                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES

================================================================================

                            CERTIFICATE OF APPRAISER



I certify that, to the best of my knowledge and belief

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the impartial and unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc., and I personally have no present or prospective interest in or bias with respect to the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         The engagement of American Appraisal Associates, Inc., and myself personally in this assignment and compensation for American Appraisal Associates, Inc., are not contingent on the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this valuation.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice and the Principles of Appraisal Practice and Code of Ethics of the American Society of Appraisers.

         Alla Royfman and Ted Livingston have provided significant business valuation assistance.


                                                   /s/ KIMBERLY M. RUSSELL
                                              ----------------------------------
                                                       KIMBERLY M. RUSSELL